EXHIBIT 5

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

September 10, 2007

National Energy Services Company, Inc.

3153 Fire Road, Suite 2C

Egg Harbor Township, NJ 08234

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which National Energy Services Company, Inc. proposes to file with the Securities and Exchange Commission registering 1,500,000 common shares which may be offered and sold by National Energy Services Company, Inc. under the 2007 Equity Incentive Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl

     Robert Brantl